EXHIBIT 99.1

Tuesday Morning Corporation Announces First Quarter 2012 Results

DALLAS, Oct. 24, 2011 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (Nasdaq:TUES) today reported that, as previously announced, net sales for the first quarter ended September 30, 2011 were $170.7 million compared to $172.8 million for the quarter ended September 30, 2010, a decrease of 1.2%. Comparable store sales decreased 4.1% for the first quarter of fiscal 2012 as compared to the same period last year. The decrease in comparable store sales was comprised of a 5.2% decrease in traffic and a 1.1% increase in average ticket. Net loss for the first fiscal quarter ended September 30, 2011 was $5.7 million, or a $0.13 loss per diluted share, compared to a net loss of $2.6 million, or a $0.06 loss per diluted share, for the same period last year.

Kathleen Mason, President and Chief Executive Officer, stated, "We remain focused on our previously announced initiatives. Our efforts are concentrated on our monthly event mailer, our internet business and our real estate strategy of continued store relocations and replacements. As we move from testing the mailer and internet initiatives, to implementing them in the back half of our fiscal year, we expect to begin to realize their impact on our business."

Financial Results for the First Quarter Ended September 30, 2011

Gross Profit - Gross profit decreased $1.8 million, or 2.7%, to $65.0 million for the first quarter ended September 30, 2011 as compared to $66.8 million for the same quarter last year. As a percentage of net sales, gross profit decreased to 38.1% compared to 38.7% for the corresponding period in fiscal 2011. While merchandise margins increased due to carefully managed product mix, a decline of 0.6% in gross profit percentage in the first quarter ended September 30, 2011 was primarily the result of an increased rate of markdowns and increased freight costs compared to the same period last year.

Selling, General and Administrative Expenses ("SG&A") - SG&A for the quarter ended September 30, 2011 was $73.5 million versus $70.3 million in the same quarter last year. As a percentage of net sales, SG&A increased to 43.1% in the first quarter of fiscal 2012 from 40.7% in the same quarter last year. On a per store basis, SG&A was up 3.0% year over year. In addition to the deleveraging of expenses on lower sales volume, rent was higher due to the expansion of square footage in newer stores along with higher air conditioning repairs and utility expenses resulting from hot weather conditions. Advertising expense was also up slightly year over year.

Balance Sheet and Share Repurchase Program

Inventory was $306.2 million on September 30, 2011, flat to last year's inventory balance of $306.5 million at September 30, 2010. On a per store basis, inventory decreased 1.4% compared to last year. Net property and equipment was $75.4 million at September 30, 2011 compared to $73.7 million at September 30, 2010, an increase of $1.7 million.

Accounts payable was lower at September 30, 2011 by $16.7 million versus the same period last year due to the timing of receipts versus the same period last year. There were no significant changes to our vendor payment policy during the quarter. At September 30, 2011, we had $13.5 million outstanding under our revolving credit facility and outstanding letters of credit, primarily for insurance programs, were $8.3 million. At September 30, 2011, we had a cash balance of $5.2 million and availability of $151.5 million under our revolver and we were in compliance with the terms of our credit facility.

On August 22, 2011, we announced that our Board of Directors authorized a stock repurchase plan providing for the purchase in the aggregate of up to $5 million of our outstanding common stock. During the quarter ended September 30, 2011, we repurchased 309,900 shares of our common stock at a weighted average cost of $3.78 per share and a total cost of approximately $1.2 million.

Store Activity

We operated 853 stores in 43 states as of September 30, 2011. During the first quarter of fiscal 2012, we opened 6 stores, relocated 10 stores and closed 14 stores.

Fiscal Year 2012 Guidance

Based on these results, we are maintaining our most recent guidance for the full fiscal year ending June 30, 2012. Net sales for fiscal 2012 are expected to be in the range of $828 million to $834 million. Comparable store sales are expected to be in the negative low single digits and earnings per diluted share are expected to be in the range of $0.22 to $0.26. For fiscal 2012 capital expenditures are expected to be $15 million, and we expect to increase total square footage by approximately 2%.

About Tuesday Morning

Tuesday Morning is a leading closeout retailer of upscale, decorative home accessories, housewares and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 853 stores in 43 states. Tuesday Morning is nationally known for bringing its more than 9.0 million loyal customers a unique treasure hunt of high-end, first quality, brand name merchandise...never seconds or irregulars...at prices well below those of department and specialty stores and catalogues.

Conference Call Information

Tuesday Morning Corporation's management will hold a conference call to review first quarter 2012 financial results today, October  24, 2011, at 4:00 p.m. Central Time. A real-time webcast of the call will be available in the Investor Relations section of the Company's website at http://www.tuesdaymorning.com, or you may dial into the conference at 1-877-312-5376 (no access code required). A replay of the webcast will also be accessible through the Company's website or by dialing (855) 859-2056 or toll-free (800) 585-8367, conference ID number 16951770, until November 6, 2011.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management's current expectations, estimates and projections. Forward-looking statements typically are identified by the use of terms such as "may," "will," "should," "expect," "anticipate," "believe," "estimate," "intend" and similar words, although some forward-looking statements are expressed differently. You should carefully consider statements that contain these words because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our future results of operations, our future financial position, and our business outlook or state other "forward-looking" information.

Reference is hereby made to "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the year ended June 30, 2011 for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: uncertainties regarding our ability to open stores in new and existing markets and operate these stores on a profitable basis; conditions affecting consumer spending and the impact, depth and duration of current economic conditions; inclement weather; changes in our merchandise mix; timing and type of sales events, promotional activities and other advertising; increased or new competition; loss or departure of one or more members of our senior management or experienced buying and management personnel; an increase in the cost or a disruption in the flow of our products; seasonal and quarterly fluctuations; fluctuations in our comparable store results; our ability to operate in highly competitive markets and to compete effectively; our ability to operate information systems and implement new technologies effectively; our ability to generate strong cash flows from our operations; our ability to anticipate and respond in a timely manner to changing consumer demands and preferences; and our ability to generate strong holiday season sales. The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, we undertake no obligations to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.

Tuesday Morning Corporation

Consolidated Statement of Operations
(In thousands, except per share data)
	Three Months Ended Sept. 30,

	2011	2010
	(unaudited)

Net Sales	$ 170,653	$ 172,756
Cost of sales	105,680	105,958
Gross profit	64,973	66,798

Selling, general and administrative expenses	73,471	70,281

Operating loss	(8,498)	(3,483)

Other income (expense):
Interest expense	(797)	(690)
Other income (expense), net	42	(96)
Other income (expense)	(755)	(786)

Loss before income taxes	(9,253)	(4,269)

Income tax benefit	(3,563)	(1,624)

Net loss	$ (5,690)	$ (2,645)

Loss Per Share:
Net loss per common share:
Basic	$ (0.13)	$ (0.06)
Diluted	$ (0.13)	$ (0.06)

Weighted average number of common shares:
Basic	42,711	42,220
Diluted	42,711	42,220

Tuesday Morning Corporation (continued)

Consolidated Balance Sheets
(in thousands)	Sept. 30,	Sept. 30,	June 30,
	2011	2010	2011
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 5,167	$ 4,727	$ 19,400
Inventories	306,236	306,462	264,361
Prepaid expenses and other assets	14,108	11,558	13,684
Deferred income taxes	682	1,377	447
Total current assets	326,193	324,124	297,892

Property and Equipment, net	75,373	73,665	76,982

Other long-term assets:
Deferred financing costs	2,249	3,267	2,504
Other assets	1,811	1,610	1,778

Total Assets	$ 405,626	$ 402,666	$ 379,156

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 99,497	$ 116,215	$ 81,047
Accrued liabilities	29,740	31,955	28,760
Deferred income taxes	--	--	--
Income taxes payable	26	37	65
Total current liabilities	129,263	148,207	109,872

Revolving credit facility	13,500	4,000	--
Deferred rent	3,100	3,079	3,198
Deferred income taxes	5,362	725	5,297
Income tax payable - non current	666	644	655
Total Liabilities	151,891	156,655	119,022

Stockholders' equity	253,735	246,011	260,134
Total Liabilities and Stockholders' Equity	$ 405,626	$ 402,666	$ 379,156

Tuesday Morning Corporation (continued)

Consolidated Statement of Cash Flows
(in thousands)
	Three Months Ended Sept. 30,

	2011	2010
	(unaudited)
Net cash flows used in operating activities:
Net loss	$ (5,690)	$ (2,645)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization	3,973	4,238
Amortization of financing fees	255	255
Deferred income taxes	(170)	(1,723)
Loss on disposal of fixed assets	118	308
Stock compensation expense	419	418
Other non-cash charges	66	(168)
Net change in operating assets and liabilities	(4,976)	(19,732)

Net cash used in operating activities	(6,005)	(19,049)

Net cash flows from investing activities:
Capital expenditures	(2,482)	(5,388)

Net cash used in investing activities	(2,482)	(5,388)

Net cash flows from financing activities:
Borrowings-revolving credit facility	54,396	4,000
Repayments-revolving credit facility	(40,896)	--
Change in cash overdraft	(18,107)	1,440
Excess tax benefit from the exercise of common stock options
Proceeds from exercise of common stock options and stock purchase plan purchases	3	5
Purchase of Treasury Shares	(1,180)	--

Net cash (used in) provided by financing activities	(5,746)	5,642

Net decrease in cash and cash equivalents	(14,233)	(18,795)

Cash and cash equivalents, beginning of period	19,400	23,522

Cash and cash equivalents, end of period	$ 5,167	$ 4,727
CONTACT: Stephanie Bowman
         Chief Financial Officer
         TUESDAY MORNING CORPORATION
         972-934-7251

         Farah Soi
         ICR, LLC
         203-682-8200